                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
BioSource International, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-65562 and No. 33-91838) on Form S-8 and (No. 333-05391 and No. 333-32622) on
Form S-3 of BioSource International, Inc. of our report dated February 21, 2001, relating to the consolidated balance sheets of BioSource International, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of BioSource International, Inc.

KPMG LLP

Los Angeles, California
March 26, 2001